EXHIBIT 99.2

CORPORATE PARTICIPANTS
Steve Teng Sport Chalet Inc - Financial Analyst
Craig Levra Sport Chalet Inc - Chairman and CEO
Howard Kaminsky Sport Chalet Inc - CFO

CONFERENCE CALL PARTICIPANTS
Lee Giordano Imperial Capital - Analyst
John Garrett Wedbush Securities - Analyst
Sean McGowan Needham & Company - Analyst
Edward Wedbush Wedbush Securities - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. Welcome to the Sport Chalet fourth-quarter and full-year fiscal 2012 earnings conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will follow at that time. As a reminder, ladies and gentlemen, this conference is being recorded today, June 4, 2012, and may not be reproduced in whole or in part without permission from the Company. I would now like to introduce Mr. Steve Teng from Sport Chalet. Please go ahead, sir.

Steve Teng - Sport Chalet Inc - Financial Analyst

Thank you, operator. Good afternoon everyone and thank you for joining us today. If you have not received a copy of our press release please call 818-949-5300 and we can have a copy sent to you.

Before we begin, I would like to make a brief statement regarding forward-looking remarks that you may hear on the call. Except for historical information, the statements made on this conference call are forward-looking and made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements including but not limited to the effectiveness of the Company's strategies to return to profitability and the likelihood of opening a new store in Fiscal 2014, involve known and unknown risks and uncertainties that may cause the Company's actual results and future periods to differ materially from forecasted results. Those risks include among other things the negative effect of the economic downturn on the Company's sales, limitations on borrowing under the Company's bank credit facility, the Company's ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company's specific market areas, inflation, the challenges of maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

I would now like to turn the call over to Craig Levra, Chairman and Chief Executive Officer of Sport Chalet. Craig, please go ahead.

Craig Levra - Sport Chalet Inc - Chairman and CEO

Thank you, Steve. Good afternoon everyone and thank you for joining us today. On the call with me today is Howard Kaminsky, our Chief Financial Officer. Following my overview of our fourth-quarter and full-year performance, Howard will review our financial results. After our formal comments we'll both be available to answer any questions you might have.

The first half of fiscal 2012 began on a high note. At the end of our second-quarter October 2, we had recorded 10 straight quarters of sequential EBITDA improvement. Our second profitable quarter in the prior three, the third consecutive quarter of comp store sales improvements, and a reduction of our bank debt. In short, everything was on track for our return to profitability. Then, the non-winter winter struck, costing us over $14 million in top line sales compared to the prior year. The Lake Tahoe region recorded its lowest amount of snowfall since the 1880s. Mammoth Mountain was plagued by poor snowfall all year and our positive momentum suddenly reversed.

While the lack of winter hurt us financially, and really was a downer on all fronts, our team of Sport Chalet experts responded magnificently to the situation and navigated an aggressive course of action. We left no stone unturned as we challenged ourselves to mitigate the financial damage and look ahead to the future. Specifically we took the following steps. Number one, we reduced our inbound winter receipts to minimize future damage. Number two, we expanded the use of our rental gear given the fact many customers on the mountain were likely going to go only one time. Number three, we controlled store payroll effectively, reducing our SG&A expenses in the third and fourth quarters by 8%. Number four, we delivered earlier receipts of spring and summer merchandise, improving our non-winter comp sales by 5% in the third and fourth quarters even though we suffered from reduced foot traffic because of winter. And number five, we negotiated far reaching agreements with our vendors including RTVs, markdown allowances, and extended dating and rental conversions.

The amount of time our team spent dealing with the severe problem extended our team even further from their normal strategic and day-to-day work, but it was important to alleviate this damage and hit the reset button at the same time in order to prepare for a much improved and profitable fiscal 2013. Now despite the lack of winter, some of our key accomplishments this prior fiscal year included non-winter sales increase of $9.7 million or a 3.3% improvement, our online sales improved by 22% while non-winter online sales were up by 38%, a significant amount, non-winter gross margin improved by 60 basis points, we realized $900,000 in negotiated occupancy savings, we added over 350,000 members to our Action Pass database giving us a total of over 1.7 million members, our inventory shrink was reduced by $700,000 due to tighter controls and enforcing tougher standards. We reduced our non-winter inventory by $1.2 million at cost or 1.6%. We reduced our aged inventory by $4.8 million or 24% and we expanded our co-branded US Bank Visa Credit Card holder base by 104%.

Now before discussing our outlook, I'll turn the call over to Howard for a review of our financial results.

Howard Kaminsky - Sport Chalet Inc - CFO

Thanks, Craig, and good afternoon, everyone. Fiscal 2012 was a 52-week year while 2011 was a 53-week year that included one extra week in the fourth quarter. For the fourth quarter, sales decreased $16.3 million to $81.9 million. The decrease in sales primarily due to the extra week in the fourth quarter of fiscal 2011 that contributed $9.7 million. This is the week after Christmas that moved from Q4 to Q3 this year. Excluding this extra week last year, sales decreased $6.6 million or 7.5%, primarily due to a comp store sales decrease of $4.4 million, plus $2 million from the closure of one store last September and an increase in the usage of our very successful CRM program Action Pass. The decrease in sales was partially offset by an increase in our online business of 11.5%.

As you know, the comp store sales decrease of 5.3% was due to the warm and dry winter weather as previously announced last quarter. This resulted in a very significant 32.1% decrease in winter-related merchandise, which was partially offset by a 2.6% sales increase in non-winter categories. Keep in mind that our comp store sales figures do not include our online business. Online sales of winter-related merchandise decreased similarly at 27.7% while online sales of non-winter categories were strong with a 56.9% increase.

For the same reasons as in the fourth quarter, sales for the fiscal year decreased $12.6 million to $349.9 million from $362.5 million for fiscal 2011. The extra week in fiscal 2011 contributed $5.8 million to sales. And I'd like to point out that comp sales calculations we compare the same calendar date range ending with this year's period, thus dropping the extra week from the beginning of the period last year which causes the dollars attributable to the extra week in the fourth quarter to be different than that of the fiscal year. Excluding the extra week, sales decreased $6.8 million, $4.1 million from the store closure and $1.9 million from comp sales, and an increase in the usage of Action Pass by our customers partially offset by an increase in our online business of 22%. The comp store sales decrease of less than 1% again due to the lack of winter weather.

In the second half of the year, winter-related merchandise decreased 25.9% which was partially offset by a 4.6% increase in non-winter. Likewise online sales of winter-related merchandise decreased 18.7% while online sales of non-winter categories increased a respectable 41.3% for the second half.

Gross profit for the fourth quarter decreased to 23.9% of sales from 29% for the fourth quarter last year, as a result of the decrease in sales as well as decrease in sales of winter rentals and repairs which have much higher margins as compared to merchandise sales. Gross profit for the year decreased to 27.3% from 28.2%, primarily because of winter and to a lesser extent an increase in our customers' usage of Action Pass.

Expenses for Q4 as a percent of sales increased slightly to 25.5% from 25.4% of sales, and for the year decreased slightly to 25.5% from 25.6%, primarily from our efforts to compensate from the loss of winter sales. Net loss for the quarter ended April 1, 2012, increased to $3.8 million or $0.27 per share compared to net income of $300,000 or $0.02 per share for the fourth quarter last year. The net loss for the fiscal year increased $2.1 million to $5.1 million, or $0.36 per share from a net loss of $3 million or $0.21 per share for fiscal '11. For the quarter and the full year, the increased loss is primarily from the lack of sales related to winter weather.

Our inventory increased $4.6 million or 6.9% on an average store basis which is entirely from winter. The winter carryover has been integrated into the inventory purchasing plans for fiscal '13, but will result in higher than normal inventory levels through at least the third quarter of fiscal '13. Our forecasted capital expenditures for fiscal 2013 are expected to be approximately $5.5 million, primarily from new rental equipment, information systems, and one new store. Approximately $1.5 million for the new store will be reimbursed by the landlord upon opening in early fiscal 2014.

That concludes my review of the fourth-quarter and full-year fiscal 2012 results. I'll turn it over to Craig to discuss our outlook for 2013.

Craig Levra - Sport Chalet Inc - Chairman and CEO

Thanks, Howard. Our A-team of 2,900 Sport Chalet experts believe in our future and are excited about embracing change. I think all of you would agree that our Company represents something entirely different, the commitment to improve, the commitment to utilize technology, and most importantly our commitment to provide a differentiated shopping experience that leaves others behind. Our team has been stress tested during these past four years through the housing bubble, the financial crisis, the escalating unemployment rate, and now a non-winter winter. No one can stay focused and deal with external adversity better than we can.

To that end we have completed or will soon begin the following strategic initiatives to improve our business and return to profitability. We have completed our long plan for installation of SAP in our Team Sales division. We believe we're the only retailer in the United States with the size and scope of both retail and team operating together on one SAP platform. This gives us the ability to co-mingle our retail and team businesses in a much more effective manner, creating synergistic opportunities in merchandising, planning, marketing, and accounting. This installation was completed at the end of March of 2012 and we are already benefiting from this important initiative.

Our quest to offer first-to-market performance technology and lifestyle merchandise, we continue to add and expand exciting new brands only found at specialty shops or independent retailers. These new brands include Masi bicycles, 2XU triathlete apparel, Crew sportswear, and Lifecycle fitness. To make sure we can effectively analyze our customers strides we are now installing 15 running concept shops all of which will offer computerized gate analysis leading towards creating the perfect fit for our triathlon, running, and walking customers. The early sales results on the early installs are promising and we are working already on our next round of implementation.

Our online business remains our single largest growing segment and therefore we made the investment to mobilize our website M.SportChalet.com and take advantage of the explosive growth of smartphones and tablets. Given our prior year's investment in technology and software we are one of a very small group of retailers able to offer omni-channel fulfillment based on realtime inventory look up functionality. The system we installed in 2007 and one in which we continue to leverage today with both our online and retail store customers.

Because of the superior quality of merchandise and services we offer, combined with our expert ability to qualify each athlete we serve and direct them to the correct gear and apparel they require for their chosen sport, we instituted a formal guarantee satisfaction policy in the fall of 2011. We are supremely confident of our strategy and this confidence is reinforced once again with our customers. Response has been tremendous and we are grateful for the type of athlete we are able to attract.

We've developed a sound game plan to implement and execute a mobile strategy based on the latest technology and innovation. Many of the nation's best retailers have implemented some form of this technology but given the complexity of our business, scuba charters, bicycle repairs, Team Sales, custom boot fitting, diversity of store platforms, combined with our broad and deep assortment of technical gear, apparel, and footwear, and off-the-shelf solution isn't in the cards for us. We intend to lead in this technology in very short order using the best available software and hardware designed for future advances in how our customers will shop in the year 2017.

As part of this mobile initiative, we're using our next new store we announced today at Fig and 7th in downtown Los Angeles as a platform to launch our next generation design of enhanced displays, fixtures and graphics and set the stage for full integration of technology, merchandise, and service presented in an exciting and compelling format all designed to enhance our customer shopping experience. This new store will set the stage for continued growth for our Company as we plan our next geographic target.

In the interim we completed two minor store remodels last year, both resulting in sales above plan and we have two more scheduled this fiscal year. The information we capture about our customers via our Action Pass customer relationship management program combined with the business intelligence concerning individual item behavior we gained as a result of installing SAP allows us to completely rethink assortments, category adjacencies, and marketing surrounding each one of these remodeled stores. After this year our remodels will evolve with our next generation of new store design.

As part of our return to profitability, our merchandising and planning teams have taken the lead in developing new standards with respect to merchandise shipping and handling for all of our vendors as well as the entire sports industry. We believe these new standards will take significant costs out of our system and more importantly, speed the delivery of product from our vendors into our distribution center and then on into our stores when we continue to execute our first-to-market strategy.

Now, in light of all this, our aggressive cost controls continue. We closed one under-performing store and we will continue to manage our business in the best possible manner by reducing costs and shedding unnecessary burdens where appropriate in order to invest our capital where we can generate the best possible long-term benefit for our customers, our Company, and our stockholders. We can make a strong case that we manage one of the most complicated retail businesses in the United States. We are a manufacturer at Sport Chalet Team Sales. We are a charter boat operator through Sport Chalet SCUBA. We are a ticket broker, we sell resort lift ticket sales. We are mechanics, we repair and tune every bike, snowboard, ski, and SCUBA brand. We install gears on cars and SUVs. We run a very large rental business as we rent as well as sale mountain shop, SCUBA, water sports, racquet, and snow gear. We provide realtime athletic analysis and advice through our run shops, we manage our own website with our own inventory, ship from our 54 stores our DC and Team Sales, and we don't take the easy path of outsourcing. We are trainers and coaches as we conduct 15 major selling and product events annually, and we are micro marketers using every bit of data to build assortments and marketing vehicles covering a multitude of customers, geographies, and activities.

Our primary focus this year is to improve sales and return to profitability. One of the best attributes of working for Sport Chalet is our constant desire to listen, learn, and change. After proving we can handle stress test after stress test these past four years, we know how to manage risk and at the same time we aren't afraid to take chances. We consider ourselves students of retail and we enjoy the challenges of understanding our customers and helping them become better athletes by creating an exciting and compelling experience online, in our stores, and through Team Sales. Our heritage demands it and we have the best team of experts to do it. We'll no open up the call in the event any of you have any questions, operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Lee Giordano, Imperial Capital.

Lee Giordano - Imperial Capital - Analyst

Can you talk a little bit about your decision to start opening a new store now, did you get a particularly good deal on the rent there? And then also what are your plans long term as far as real estate expansion goes?

Craig Levra - Sport Chalet Inc - Chairman and CEO

Well we've been, Lee, great question. Good afternoon. We've been monitoring downtown Los Angeles since Staple Center opened and as Staple Center opened and obviously the follow-up building at LA Live and the new JW Merriott and Ritz-Carlton Hotel along with just the incredible growth of high-end athletes, high-end customers that live in downtown combined with the inbound daytime population of an extra 0.5 million Sport Chalet customers each day, now is the perfect time to go. All new store deals in this environment take longer to execute than they did four years ago. Four years ago, shopping centers were popping out of the ground all over the place. Today that's not the case, so it really requires our real estate team to work many years in the future to look at opportunities to make sure we're not letting anything rock solid go by and we think this is an outstanding opportunity for Sport Chalet.

As far as future growth pans, we're hard at work on looking at new store sites, it's a constant work in process for us and we'll certainly keep everyone apprized as to our progress on that front.

Lee Giordano - Imperial Capital - Analyst

Great, and then secondly, can you talk a little more about category performance outside of the winter product? It sounds like you're seeing a nice rebound outside of that area. Maybe a little more color would be helpful, thanks.

Craig Levra - Sport Chalet Inc - Chairman and CEO

Yes, sure. I think what's really happening again is our team responded very quickly to the no-winter winter so we were able to take some very fast moves on delivering summer product early and some great examples are mens apparel business continues to strengthen along with women's apparel. That's exciting because we have less inventory and a lot less aged inventory. When you visit our stores today you'll see much less in the way of clearance products. Our team does a fabulous job at controlling that, and at the same time we continue to have high-end brands. If you go to SportChalet.com right now at the bottom, you'll see five compelling stories on the homepage. Across the bottom there's Vitamin A, which is high-end women's swim apparel available only at the very best swim shops around the country. 2XU performance and triathlon apparel again, available at the best triathlon shops in the country. And on the bottom left is NHL Los Angeles Kings playoff merchandise. We're pretty proud of that as well because as of last week we began to print product at Sport Chalet Team Sales for the National Hockey League. So the apparel piece is working for us. Cycling continues to do well, general athletics does well. Our mountain shop category is one we're proud of. We've made huge strides there over the last 36 months. So we don't necessarily have a non-winter business we're unhappy with, certainly some are performing better than others.

Lee Giordano - Imperial Capital - Analyst

Thank you.

Operator

John Garrett, Wedbush.

John Garrett - Wedbush Securities - Analyst

Just thinking about the winter apparel or the winter gear and everything that didn't sell well. To what extent does that stuff stay on the floor as clearance? And to what extent do you pack it away? How much gross margin drag should we expect for the rest of the year on that?

Craig Levra - Sport Chalet Inc - Chairman and CEO

Well the gross margin drag has already been taken into account with the reserves we took in the fourth quarter of this year. So we took the reserves based on what we expect to sell the winter product for during fiscal 2012, 2013 that just got under way. What our merchandising and planning teams do is they take or have taken a very disciplined and detailed approach at what product is being carried over that we couldn't return, and are integrating the carryover product with buys for this coming holiday winter season to make sure that we don't overlap products. The merchandise doesn't necessarily get packed away per se. It gets redistributed in terms of the stores that can do the best job with it combined with inbound new product purchases.

One of the things that's happened in the winter industry over the last four years and we're happy to see it is more -- when brands started outsourcing and offshoring winter hard goods and apparel every year it was brand new styles, brand new change out, graphics systems and technology. And what the brands are learning is it's one thing if you're running a department store chain and you don't have a great winter you're taking $100 sweaters and marking them down to $50. If you're running winter specialty like we are, you're taking $1,000 snowboards and marking them to $500 or $800 jackets and marking them to $400. It's a much more significant markdown both from a dollar per item standpoint as well as percentage standpoint.

So a lot of brands are now under the process of going back and looking saying we've got this great line of snowboard boots that can last three years with some minor cosmetic updates or snowboards that can last two or three years, same thing on ski boots and snow skis. So we're going to see more of that over time which is just a more prudent way to run the business unless on every year everything is brand new straight out of the gate.

John Garrett - Wedbush Securities - Analyst

Fair enough. The next question would be sounds like you guys are getting pretty good traction from the Action Pass and the online sales are pretty impressive. Can you talk just a little bit about what you're doing there and how you're able to drive such good sales, at least online anyway?

Craig Levra - Sport Chalet Inc - Chairman and CEO

Well online, for us is a seven day a week process and we have a very small team, they are outstanding at what they do, but really everybody in the Company is involved in online. So when you visit SportChalet.com either through your mobile device or pad or certainly at a desktop, you'll see a differentiated assortment of merchandise, you'll see a collection today I think we're right at 116 vendor brand shops. The brand shops is probably what we're most proud of because we're able to tell the technology and performance story around a particular brand. So the heritage of the brand, the research and development that's gone into creating the technical product that a brand offers, the lifestyle component, if there's athletes involved in the brand and don't think just team athletes, think athletes who climb mountains or wakeboard, or SCUBA dive. All of those components go in.

We're doing a better job I think telling the story around our experts, through our Action Pass e-mail campaign and the experts that work for Sport Chalet giving technical advice to customers who click online and read advice about the categories and services that we offer. Online makes us a national retailer and we don't have to rely on the four states we have stores. Half of our business comes from outside of our four states. So our initiatives in improving in both SEO and SEM techniques have helped a great deal. Content's helped a great deal and it continues to be a full court press for us on growing our online business.

John Garrett - Wedbush Securities - Analyst

Great, thanks. Good luck the rest of the year.

Operator

Sean McGowan, Needham & Company.

Sean McGowan - Needham & Company - Analyst

I have a couple of questions for you if you'll indulge me for more than one or two here. Can you give us an idea of how the sales progressed during the quarter from month to month? That is something you'd typically break out when you file, right?

Craig Levra - Sport Chalet Inc - Chairman and CEO

No, we typically don't do it, Sean. You know what we can tell you is, if you look at the last two winter seasons, winter came late both in winter of 2010, 2011 as well as 2009, 2010, so we had winter carryover impact January, February, March and actually into quite a bit of April as well, this year when compared to the prior two years. But our business has improved as we talked about on the press release the first two months of this quarter that we're currently in. So it's tougher early and it's gotten better later on.

Sean McGowan - Needham & Company - Analyst

Okay, well one of the things that we're hearing from some other sports retailers is that, and most of those are not on a March-type fiscal cycle, but that with the kind of onset of Spring weather quite early, it may have pulled some sales forward. Do you think that that has happened to any degree with you guys?

Craig Levra - Sport Chalet Inc - Chairman and CEO

No. We have no evidence that that's happened at all.

Sean McGowan - Needham & Company - Analyst

Well that's good. Any commentary on what your gross margin expectations would be for the upcoming year? Some improvement over some benchmark level?

 Craig Levra - Sport Chalet Inc - Chairman and CEO

We haven't given that projection yet. I think you'll see us return to more healthy gross margins from two years ago, three years ago. Again the one thing we've done through all of this is continue to manage our aged inventory. We're very precise on old product and clearing old product early, so we'll have some aged inventory obviously as we move into the fall holiday season because of the winter carryover. But we certainly see an opportunity to improve gross margins. And our move on logistics will also help as we look to take costs out of our overall logistics system and engage in more vendor compliance, something we were good at until the financial crisis hit. We put it on the shelf and we're bringing it back out again in a much more enhanced fashion to move forward. So I think you'll see improvement as we move along.

There's a great deal of focus on our floor in creating complete shopping experiences and that means qualifying our athletes and our customers, where are they at on the skill set, where are they going to climb, where are they going to play ball, is it their first, second, or third year playing soccer, and how can we best outfit them. And as you know accessories certainly deliver great gross margins as well. So all indications are we're doing a much better job there and that will continue forward.

Sean McGowan - Needham & Company - Analyst

Okay, a couple of follow-up thoughts from Howard's comments. Howard, I thought I heard you say in the CapEx number there was like some additional inventory for rentals, did you say that, included in that $5.5 million?

 Howard Kaminsky - Sport Chalet Inc - CFO

Yes, absolutely. Our rental equipment, we're pretty much on a regular basis turning that equipment over as it ages and based on its usage, we monitor the usage by item, so we're doing an extensive upgrade in our SCUBA area and a few areas like that to keep everything current.

Sean McGowan - Needham & Company - Analyst

Okay, and that's considered a capital expenditure?

Howard Kaminsky - Sport Chalet Inc - CFO

Yes. We get three to five years out of our rental equipment.

Sean McGowan - Needham & Company - Analyst

Okay, and then given the disappointing weather patterns and everything, once we get to the results, are there any issues on debt covenants as you kind of go into the new fiscal year?

Howard Kaminsky - Sport Chalet Inc - CFO

Yes, none really whatsoever. We amended the loan agreement a little while back here to give us a little more breathing room moving to a fixed charge coverage ratio but we're really in no danger on that. We have a springing covenant so as long as we have availability we're not even calculating covenants, and we have lots of availability right now.

Sean McGowan - Needham & Company - Analyst

Okay, great. Thanks a lot.

Operator

(Operator Instructions) Edward Wedbush, Wedbush Securities.

Edward Wedbush - Wedbush Securities - Analyst

Craig, I noticed that your bank loans are always classified or in recent years classified as current liabilities. Has that been the case historically with Sport Chalet?

Howard Kaminsky - Sport Chalet Inc - CFO

Yes, this is Howard. Yes, it has been. We've always been very conservative in showing it that way. We think it shows our true standing better to show it as current and in the hopes we'll get it paid down very quickly.

Edward Wedbush - Wedbush Securities - Analyst

Okay, well I'm not making a criticism. I was just trying to update my information and obviously then you aren't uncomfortable with the loan being classified as the current liability.

Howard Kaminsky - Sport Chalet Inc - CFO

No, not at all.

Edward Wedbush - Wedbush Securities - Analyst

Relative to your store in downtown Los Angeles which Craig showed us a few weeks or so ago, I can tell you this, that since our firms headquarters are only one block away from your new store, we're going to send everybody in the world that we can get our hands-on over to your new store when it opens.

Howard Kaminsky - Sport Chalet Inc - CFO

That's great. We appreciate that. We're going to be open to your company first, Mr. Wedbush.

Edward Wedbush - Wedbush Securities - Analyst

Okay. Thank you.

Operator

Thank you. There are no more questions at this time. I would now like to turn the call back over to Management for closing remarks.

Craig Levra - Sport Chalet Inc - Chairman and CEO

Great, thank you. Again we would just like to thank all of you for joining us today. If you have any follow-up questions please feel free to contact Howard or me. Have a great afternoon, everyone.

Operator

Ladies and gentlemen that concludes today's conference. Thank you for your participation. You may now disconnect. Have a wonderful day.